Exhibit 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

Nano Labs Ltd
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares, par value $0.002 per share	457(c)	5,952,381	(2)	$8.175	(3)	$48,660,714.675	$0.00015310	$7,449.96
	Total Offering Amounts		5,952,381				$48,660,714.675		$7,449.96
	Total Fees Previously Paid								$—
	Total Fee Offsets								—
	Net Fee Due								$7,449.96

(1)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

(2)	Represent 5,952,381 Class A Ordinary Shares registered for resale by the selling shareholders identified in the Registration Statement, which represent 5,952,381 Class A Ordinary Shares issuable upon the exercise of the Warrants.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of Class A Ordinary Share as reported on July 7, 2025, which was approximately $8.175 per share.